                                                                     EXHIBIT 2.1





                              TRANSACTION AGREEMENT


                          DATED AS OF SEPTEMBER 9, 2002


                                     BETWEEN


                                  ENGAGE, INC.


                                       AND


                                   CMGI, INC.

                              TRANSACTION AGREEMENT


     This Transaction Agreement (this "AGREEMENT" or the "TRANSACTION AGREEMENT") is made and entered into as of September 9, 2002 among Engage, Inc., a Delaware corporation ("ENGAGE"), CMGI (UK) Limited ("CMGI (UK) LIMITED") and CMGI, Inc., a Delaware corporation ("CMGI").

     WHEREAS, CMGI and Engage wish to enter into a series of transactions whereby simultaneously with the execution of this Agreement, CMGI is transferring Note #1 (as defined in Section 1.01 herein) to Engage for immediate cancellation and extinguishment under which certain Debt (as defined herein) is outstanding in exchange for issuance and delivery to CMGI by Engage of a Warrant in substantially the form attached hereto as Exhibit A (the "Warrant");

     WHEREAS, ten minutes following the closing of the transactions described in the recital immediately above, (i) Engage is issuing to CMGI a $2.0 million secured promissory note in substantially the form attached hereto as Exhibit B (the "Note"); (ii) CMGI is transferring Note #2 and Note #3 (each as defined in
Section 1.01 herein) to Engage for immediate cancellation and extinguishment under which certain Debt is outstanding; (iii) Engage is paying to CMGI $1,015,821.99 by wire transfer of immediately available funds; (iv) Engage and CMGI are entering into a Guarantee and Security Agreement (the "Security Agreement") and a Intellectual Property Security Agreement substantially in the forms attached hereto as Exhibits C-1 and C-2 (collectively, the "Security Agreements"); (v) Engage and CMGI are entering into the Amended and Restated Investor Rights Agreement in the form attached hereto as Exhibit D (the "Amended and Restated Investor Rights Agreement"); (vi) Engage and CMGI are entering into the Amendment to Sublease in substantially the form attached hereto as Exhibit E (the "First Amendment of Sublease"); (vii) Engage and CMGI are entering into the Transition Services Agreement in substantially the form attached hereto as Exhibit F (the "Transition Services Agreement"); (viii) the security agreement (the "Original Security Agreement") entered into on October 4, 2001 by and between CMGI and Engage is being terminated, along with any UCC perfection certificates; and (ix) certain other relationships and agreements between Engage and CMGI will be terminated or amended as described herein;

     WHEREAS, ten minutes following the closing of the transactions described in the recital immediately above, CMGI is transferring to Engage, for immediate cancellation and retirement, all of the shares of Engage Common Stock (as defined herein) held and owned by CMGI in exchange for a payment by Engage to CMGI of $1,484,178.01 by wire transfer of immediately available funds.

     NOW, THEREFORE, in consideration of the foregoing recitals and the representations, warranties, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:



                                    ARTICLE 1
                                   DEFINITIONS

     Section 1.01. Certain Defined Terms. The following terms have the following meanings:

     "AFFILIATE" means (i) any Person that directly or indirectly controls Engage (other than CMGI), (ii) any Person which is controlled, directly or indirectly, by Engage, and (iii) in the case of an individual, the parents, descendants, siblings and spouse of such individual. As used herein, the term "control" of a Person means the possession, directly or indirectly, of the power to vote 50% or more of any class of voting securities of such Person or to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "ANCILLARY AGREEMENTS" means the Note, the Warrant, the Security Documents, the Amended and Restated Investor Rights Agreement, the First Amendment of Sublease and the Transition Services Agreement and any documents or agreements contemplated in any of the foregoing.

     "CAPITAL STOCK" of any Person means any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person and any rights, warrants or options to acquire an equity interest in such Person.

     "CHANGE OF CONTROL" means, with respect to Engage, the occurrence of the following:

          if any "person" or "group" (as such terms are used in Section 13(d) and Section 14(d) of the Exchange Act or any successor provisions to the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than CMGI or an affiliate thereof, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of greater than 50% of the total Voting Stock of Engage (for purposes of this paragraph, such person or group shall be deemed to beneficially own any Voting Stock of a corporation held by another corporation so long as such person or group beneficially owns, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of such other corporation).

     "COLLATERAL" means all property, now existing or hereafter acquired, mortgaged or pledged to or purported to be subjected to a Lien in favor of and for the benefit of CMGI pursuant to the Security Documents.

     "DEBT" means all amounts owed by Engage and/or any of its Subsidiaries to CMGI and CMGI (UK) Limited (including any interest, penalties and all other fees accrued thereon and net of any and all amounts owed by CMGI to Engage), including, without limitation, (i) the $8.0 million secured convertible note promissory issued by Engage to CMGI on October 4, 2001 ("Note #1"), (ii) the intercompany debt secured convertible promissory note issued by Engage to CMGI on October 4, 2001 and amended and restated on February 15, 2002 ("Note #2"), and (iii) the $42.7 million secured note issued by Engage to CMGI on September 30, 2001 ("Note #3").

     "DEFAULT" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default (as defined in Section 7.01).

     "ERISA" means the Employee Retirement Income Security Act of 1974.

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     "FISCAL YEAR" means a fiscal year of Engage.

     "GUARANTEE" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement and the Ancillary Agreements, Engage or its Subsidiaries shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

     "MATERIAL ADVERSE EFFECT" means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (i) the financial condition, operations, business, properties or prospects of Engage and its Subsidiaries, taken as a whole, (ii) the rights and remedies of CMGI under this Agreement, the Ancillary Agreements, or the ability of any of Engage or its Subsidiaries to perform its obligations under this Agreement or the Ancillary Agreements to which it is a party, (iii) the legality, validity or enforceability of any material provision of this Agreement or the Ancillary Agreements, or (iv) the existence, perfection or priority of any security interest granted in any of the Ancillary Agreements or the value of any material Collateral.

     "ORGANIZATIONAL DOCUMENTS" means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, articles of organization or partnership agreement) or which relate to the internal governance of such Person (such as by-laws).

     "OUTSTANDING NOTES" means (i) the $8.0 million secured convertible note issued by Engage to CMGI on October 4, 2001, (ii) the intercompany debt secured convertible note issued by Engage to CMGI on October 4, 2001 and amended and restated on February 15, 2002, and (iii) the $42.7 million secured note issued by Engage to CMGI on September 30, 2001.

     "PERMITTED CONTEST" means a contest maintained in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; provided that compliance with the obligation that is the subject of such contest is effectively stayed during such challenge.

     "PERMITTED LIENS" means Liens permitted pursuant to Section 6.02.

     "PERSON" means any natural person, corporation, limited liability company, professional association, limited partnership, general partnership, joint stock company, joint venture,

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association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any government or agency or political subdivision thereof.

     "PROPERTY INSURANCE POLICY" means any insurance policy maintained by Engage or any Subsidiary covering losses with respect to tangible real or personal property or improvements or losses from business interruption.

     "SECURITIES ACT" means the Securities Act of 1933, as amended.

     "SECURITY DOCUMENTS" means the Security Agreements and any other agreement pursuant to which Engage or any of its Affiliates provides a Lien on its assets in favor of, and for the benefit of, CMGI, and all supplementary assignments, security agreements, pledge agreements, acknowledgments or other related documents delivered or to be delivered pursuant to the terms hereof or of any other Ancillary Agreement.

     "SUBSIDIARY" means, with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person. Unless otherwise specified, the term Subsidiary shall refer to a Subsidiary of Engage.

     "UCC" has the meaning set forth in the Security Agreements.

     "VOTING STOCK" of any Person means capital stock of such Person which ordinarily has voting power for the election of directors, or persons performing similar functions, of such persons, whether at all times or only for so long as no senior class of securities has such voting power by reason of any contingency.

     Section 1.02. Accounting Terms And Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time applied on a basis consistent ("GAAP") (except for changes concurred in by Engage's independent public accountants) with the most recent audited consolidated financial statements of Engage and its consolidated Subsidiaries.

     Section 1.03. Definitional Provisions. References in this Agreement to "Articles", "Sections", "Schedules" or "Exhibits" shall be to Articles, Sections, Schedules or Exhibits of or to this Agreement unless otherwise specifically provided. Any term defined herein may be used in the singular or plural. "Include", "includes" and "including" shall be deemed to be followed by "without limitation". "Writing", "written" and comparable terms refer to printing, typing and other means of reproducing words in a visible form. References to any agreement or contract are to such agreement or contract as amended, modified or supplemented from time to time. References to any Person include the successors and assigns of such Person. References to "from" or "through" any date mean, unless otherwise specified, "from and including" or "through and including", respectively. References to any statute or act shall include all related current regulations and all amendments and any successor statutes, acts and regulations.

                                   ARTICLE 2
                         EQUITY AND DEBT RESTRUCTURING

     Section 2.01. Equity and Debt Restructuring.

         (a) CMGI hereby cancels Note #1 and all Debt owed to CMGI by Engage and/or any of its subsidiaries as evidenced by Note #1. Each instrument and agreement evidencing such Debt is herewith delivered to Engage and terminated hereby. In exchange for such cancellation of Note #1 and the Debt evidenced thereby, and for other consideration described herein, Engage hereby issues and delivers to CMGI the Warrant. The transactions effectuated pursuant to this
Section 2.01(a) shall be deemed the "First Closing";

         (b) Ten minutes following the First Closing, (i) Engage shall pay $1,015,821.99 to CMGI by wire transfer of immediately available funds; (ii) Engage shall issue and deliver to CMGI the Note; (iii) the parties shall execute and enter into the First Amendment of Sublease and Engage shall pay to CMGI by wire transfer $80,000 of immediately available funds for payment of the Security Deposit (as defined in the First Amendment of Sublease) and $28,000 of immediately available funds for payment, pursuant to the First Amendment of Sublease, of rent for the remainder of the month of September; (iv) CMGI and CMGI (UK) Limited shall cancel all Debt owed to CMGI or CMGI (UK) Limited by Engage and/or any of its Subsidiaries, including, without limitation, the Debt evidenced by Note #2, Note #3 and any other instruments or agreements evidencing such Debt shall be delivered to Engage and extinguished and terminated immediately (other than the Debt owed pursuant to the Note or any of the Ancillary Agreements); (v) the parties shall execute and enter into the Security Agreements; (vi) the parties shall execute and enter into the Transition Services Agreement; (vii) the parties shall execute and enter into the Amended and Restated Investor Rights Amendment; (viii) Engage shall pay to CMGI $200,000.00 of immediately available funds as a security deposit as described in
Section 3.4 of the Transition Services Agreement, and $38,000.00 of immediately available funds as described in Section 2.7 of the Transition Services Agreement; (ix) the Original Security Agreement and the security interest granted thereunder shall be deemed terminated, and CMGI will deliver to Engage appropriate UCC-3 termination statements and any other documentation reasonably requested by Engage to evidence the termination of such security interests; and
(x) any and all debts and amounts, if any, owed by CMGI to Engage shall be immediately cancelled, extinguished and terminated and any promissory notes, instruments or agreements evidencing such debts and amounts owed by CMGI to Engage shall be delivered to CMGI. The transactions contemplated and effectuated pursuant to this Section 1.01(b) shall be deemed the "Second Closing";

         (b) Ten minutes following the consummation of the Second Closing, CMGI shall deliver to Engage free and clear of all liens and encumbrances all equity securities of Engage held or owned by CMGI, including, without limitation, all shares of Engage Common Stock, $0.01 par value per share (the "Common Stock"), and all options, warrants (other than the Warrant and any shares issuable upon conversion of the Warrant), instruments or agreements evidencing the right of CMGI to acquire equity securities of Engage, such shares of Common Stock to be cancelled and retired and no longer issued and outstanding, and such other equity securities, instruments and agreements to be immediately retired, extinguished and terminated by Engage (and, if applicable, CMGI),In exchange for such delivery and cancellation of such securities, Engage shall pay to CMGI $1,484,178.01 by wire transfer of immediately available funds.

         Section 2.02. Earnout. Commencing with Engage's fiscal quarter ended October 31, 2003 and for each fiscal quarter thereafter, Engage shall pay to CMGI 10% of Engage's Quarterly EBITDA, as defined below (such payments are hereinafter referred to as "Earnout Payments"); provided, however, that in no event will Engage be obligated to make any further Earnout Payments (or any portion thereof) at such time as that the sum of (a) the aggregate Earnout Payments paid to CMGI pursuant to the terms of this Section 2.02 and (b) all amounts paid to CMGI in respect of the Note exceed $6.0 million in the aggregate; and provided further, that Engage may at any time and from time to time elect to voluntarily pay CMGI amounts in addition to those otherwise due to CMGI, pursuant to this Section 2.02 as a credit against future Earnout Payments hereunder (and such prepaid amounts shall be deemed Earnout Payments for all purposes hereunder and pursuant to the Note). For purposes hereof, "Quarterly EBITDA" shall mean Engage's EBITDA (as defined below) for Engage's fiscal quarter in question as reasonably determined by Engage in accordance with GAAP, and "EBITDA" shall mean Engage's operating income/loss plus (x) the sum of (i) amortization expense and impairment charges and (ii) amortization of stock-based compensation, in each case as such items are reported in the Company's financial statements for the fiscal quarter in question included in the applicable quarterly or annual (as applicable) report of the Company filed with the Securities and Exchange Commission (the "SEC") for such quarter. In the event that Engage is no longer required to file any such reports with the SEC, Engage shall, for purposes of the calculations required by this Section 2.02, prepare financial statements in accordance with GAAP substantially similar to those that would have been required to be filed with the SEC. For each fiscal quarter with respect to which Earnout Payments are to be made, Engage shall provide CMGI with written notice (in accordance with the Notice provisions hereof) of its determination of the Earnout Payment (the "Company Determination") for such fiscal quarter within 5 days following Engage's filing of the quarterly or annual report covering such fiscal quarter with the SEC, and in any event within 95 days following any such fiscal quarter (such determination shall be deemed to be final, conclusive and binding upon the parties in the event that CMGI does not object to such determination within the period specified below), and Engage shall pay CMGI any Earnout Payment due to CMGI as reflected in such written notice within 15 days following such written notice unless CMGI shall have disputed the amount of such Earnout Payment within such 15 day period. In the event that CMGI disputes an Earnout Payment calculation and the parties are unable to resolve the dispute within 10 days following CMGI's notice of dispute of the Earnout Payment, Engage shall engage a qualified third party reasonably acceptable to CMGI ("Appraiser") to make an independent determination of the applicable Earnout Payment in accordance with the terms of this Section 2.02 (the "Appraiser Determination"). The Appraiser Determination shall be final and binding on Engage and CMGI. If the Company Determination and the Appraiser Determination differ by an amount of 15% or less of the Company Determination, then the costs of conducting the appraisal shall be borne equally by Engage and CMGI; if the Company Determination is greater than the Appraiser Determination by more than 15% of the Company Determination, then the costs of conducting the appraisal shall be borne entirely by CMGI; and if the Appraiser Determination is greater than the Company Determination by more than 15% of the Company Determination, then the costs of conducting the appraisal shall be borne entirely by the Engage; provided that in each case costs separately incurred by Engage and CMGI shall be separately borne by them.

         Section 2.03. Termination of Flycast/AdSmart Obligations. Simultaneously with the First Closing, all obligations of CMGI under the Agreement and Plan of Merger and Contribution (the "Flycast/AdSmart Agreement"), dated as of January 19, 2000, by and among Engage, CMGI, AdSmart Corporation, Flycast Communications Corporation and FCET Corp. be and hereby are terminated, including, but not limited to, the requirement that CMGI return certain shares of Engage Common Stock to Engage on a quarterly basis if certain conditions pursuant to the Flycast/AdSmart Agreement are not met, and the requirement that CMGI make certain future cash payments to Engage. In addition, as between CMGI and Engage, any amounts or obligations outstanding with respect to the escrow established as part of the 2Can Media, Inc./AdSmart Corporation merger on March 11, 1999 be and hereby are waived, cancelled and terminated by each of Engage and CMGI.

         Section 2.04. Allocation of Consideration. Within 60 days after the date hereof, CMGI shall deliver to Engage a statement (the "ALLOCATION STATEMENT") allocating the consideration among the transactions contemplated hereby and by the Ancillary Agreements. Engage shall have the right to review the Allocation Statement. If within 30 days after receipt of the Allocation Statement, Engage notifies CMGI in writing that it disputes the allocation of one or more items reflected in the Allocation Statement, CMGI will negotiate with Engage in good faith to resolve the dispute. If CMGI and Engage fail to resolve such dispute within 30 days, the Accounting Referee (as defined below) shall determine a reasonable allocation based on the positions of CMGI and Engage and shall appropriately revise the Allocation Statement. If Engage does not respond within 30 days, or upon resolution of the disputed items, the allocation reflected on the Allocation Statement (as such may have been adjusted) shall be binding on the parties hereto "Accounting Referee" shall mean a nationally recognized accounting firm with no material relationship with Engage or CMGI, chosen and mutually acceptable to both Engage and CMGI within five (5) days of the date on which the need to choose the Accounting Referee arises. The fees and expenses of any Accounting Referee shall be borne equally by each of Engage and CMGI.

     Section 2.05. Further Assurances. The parties hereto shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purposes of this Agreement and the Ancillary Agreements.



                                    ARTICLE 3
                                     CLOSING

     Section 3.01. The Closing. The closing of the transactions contemplated hereby shall take place at the offices of CMGI, Inc., 100 Brickstone Square, Andover, MA and shall begin at 4:15 p.m., Boston time, on September 9, 2002 (the "Closing Date").



                                    ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF ENGAGE

     Except as disclosed in a disclosure schedule delivered to CMGI at the Closing, Engage represents and warrants to CMGI, as of the date hereof, that:

     Section 4.01. Corporate Existence and Power. Engage is an entity duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and as will be conducted after the transactions contemplated by this Agreement and the Ancillary Agreements, except where the failure to have such licenses, authorizations, consents and approvals would not have a Material Adverse Effect. Each of Engage and its Subsidiaries is qualified to do business as a foreign entity in each jurisdiction in which it is required to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect.

     Section 4.02. Due Authorization. All corporate action on the part of each of Engage and its Subsidiaries pursuant to its Organizational Documents, which is necessary for the authorization, execution and delivery of, and the performance of all obligations of Engage and its Subsidiaries under this Agreement and the Ancillary Agreements has been taken.

         Section 4.03. Binding Effect; Liens of Security Documents. Each of this Agreement and the Ancillary Agreements constitutes a valid and binding agreement of Engage and, if applicable, its Subsidiaries, and the Note and the Warrant, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of Engage, in each case enforceable against such Person in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors' rights generally and by general equitable principles.

         Section 4.04. Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of Engage or any of its Subsidiaries is required in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, except (i) as may be required under the Securities Act and the rules and regulations thereunder and all applicable state securities laws in connection with the transactions contemplated by this Agreement and the Ancillary Agreements and (ii) for such consents, approvals, orders, authorizations, qualifications, designations, declarations or filings the failure of which to obtain or make, individually or in the aggregate, would not have a Material Adverse Effect. All such consents, approvals, orders, authorizations and qualifications will be effective and all such designations, declarations and filings will be made within the time prescribed by law.

     Section 4.05. Non-contravention. The execution, delivery and performance by Engage and its Subsidiaries of this Agreement and the Ancillary Agreements, and the consummation by Engage and its Subsidiaries of the transactions contemplated hereby and thereby, do not: (i) contravene or conflict with Engage's or any of its Subsidiaries' Organizational Documents; (ii) constitute a violation of any provision of any federal, state, local or foreign law or rule, regulation or requirement binding upon or applicable to Engage or any of its Subsidiaries;
(iii) constitute a violation of any rule, regulation or requirement of the National Association of Securities Dealers, Inc.; or (iv) constitute a default or require any consent under, give rise to any right of termination, cancellation or acceleration of, or to a loss of any benefit to which Engage or any of its Subsidiaries is entitled under, or result in the creation or imposition of any Lien under, any contract to which Engage or any of its Subsidiaries is a party (other than as contemplated by this Agreement or the Ancillary Agreements) or any permit, license or similar right relating to Engage or any of its Subsidiaries or by which Engage or any of its Subsidiaries may be bound or affected, except any such default, consent, right of termination, cancellation or acceleration, loss or lien, claim or encumbrance which, individually or in the aggregate, would not have a Material Adverse Effect.

     Section 4.06. SEC Reports; Financial Statements. Engage has previously filed (and such filings are available on the website maintained by the SEC) its
(i) Annual Report on Form 10-K for the Fiscal Year ended July 31, 2001, as amended, (ii) Definitive Proxy Statement filed with the SEC on February 20, 2002, as amended on March 2, 2002, and (iii) all other periodic and current reports filed by Engage with the SEC under the Exchange Act since October 30, 2001, in each case, as amended through the date hereof (collectively, the "ENGAGE REPORTS"). As of their respective dates, each of the Engage Reports (or, if any of Engage Reports shall have been amended, as of the date of such amendment), complied in all material respects with applicable requirements of the Exchange Act and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading. Engage has timely filed with the SEC, and the Engage Reports constitute, all reports required to be filed under Sections 13, 14 or 15(d) of the Exchange Act since July 31, 2001. The audited financial statements and unaudited interim financial statements of Engage included in the Engage Reports (i) comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of Engage as of the respective dates thereof and for the periods referred to therein and (iv) are consistent with the books and records of Engage.

     Section 4.07. Capitalization. After giving effect to the transactions contemplated by the Transaction Agreement, the authorized Capital Stock of Engage consists of: (i) 350,000,000 shares of Common Stock, of which 48,217,673 shares are issued and outstanding and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share, of which none is issued and outstanding. All of such shares of Capital Stock have been duly authorized for issuance, and all of such shareswhich are issued and outstanding have been validly issued and are fully paid, nonassessable and free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. Engage has reserved: (i) 36,000,000 shares of Common Stock for issuance under Engage's Amended and Restated 1995 Equity Incentive Plan, of which 2,955,307 shares are subject to outstanding options granted thereunder; (ii) 500,000 shares of Common Stock for issuance under Engage's 1999 Stock Option Plan for Non-Employee Directors, of which 100,000 are subject to outstanding options granted thereunder; (iii) 10,000,000 shares of Common Stock for issuance under Engage's 2000 Equity Incentive Plan, of which 4,515,486 are subject to outstanding options granted thereunder; (iv) 676,116 shares of Common Stock for issuance under the 1996 Stock Option Plan AdKnowledge Inc., of which none are subject to outstanding options granted thereunder; (v) 1,500,000 shares of Common Stock for issuance under the 1999 Employee Stock Purchase Plan, of which 538,965 are available for future grant; and (vi) 279,330 shares of Common Stock for issuance under Engage's AdKnowledge Inc. 1998 Stock Option/Stock Issuance Plan, of which none is subject to outstanding options granted thereunder. All shares of Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, are duly authorized and will be validly issued, fully paid and nonassessable. After giving effect to the transactions contemplated by the Transaction Agreement, other than the Warrant, except as set forth above, there are no other equity securities, options, warrants, calls, rights, commitments or agreements of any character to which Engage is a party or by which it is bound and obligating Engage to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the Capital Stock of Engage or obligating Engage to grant, extend or enter into any such equity security, option, warrant, call, right, commitment or agreement. To Engage's knowledge, there are no stockholder agreements, voting agreements or voting trusts relating to any shares of Capital Stock of Engage.

     Section 4.08. Valid Issuance of Securities.

     (a) The shares of Common Stock to be issued upon exercise of the Warrant as of the date of this Agreement, if any, by CMGI (the "WARRANT SHARES"), have been duly and validly reserved as of the date of this Agreement for issuance and, upon issuance, sale and delivery in accordance with the terms of the Warrant will be duly and validly issued, fully paid, nonassessable and free of preemptive rights binding on Engage.

     (b) Assuming the correctness of the representations made by CMGI in Section 10.06(e) hereof, no change in applicable law and no unlawful distribution of the Note, the Warrant or the Warrant Shares by CMGI or other Persons, the Note, the Warrant and the Warrant Shares (assuming due and proper exercise of the Warrant in accordance with its terms) will be issued to CMGI in compliance with applicable exemptions from (i) the registration and prospectus delivery requirements of the Securities Act and (ii) the registration and qualification requirements of all applicable securities laws of the states of the United States.

     Section 4.09. Litigation. Except as otherwise disclosed in the Engage Reports, there is no action, suit or proceeding pending against, or to the knowledge of Engage threatened against or affecting, any of Engage or its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could have a Material Adverse Effect or which in any manner draws into question the validity of any of the Ancillary Agreements or this Agreement.

     Section 4.10. Ownership of Property. After giving effect to the transactions contemplated by this Agreement and the Security Documents, Engage is the lawful owner of, has good and marketable title to and is in lawful possession of, or has valid leasehold interests in, all properties and other assets (real or personal, tangible, intangible or mixed) purported to be owned or leased (as the case may be) by Engage.

     Section 4.11. No Default. No Default or Event of Default has occurred and is continuing and neither Engage nor any of its Subsidiaries is in default under or with respect to any material contract, agreement, lease or other instrument to which it is a party or by which its property is bound or affected, which, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect; provided that no representation or warranty is made as to any contract, agreement, lease or other instrument between Engage or any Affiliate, on the one hand, and CMGI or CMGI (UK) Limited, on the other hand.

     Section 4.12. Absence of Certain Changes. Since June 14, 2002, the business and operations of Engage and each of its Subsidiaries have been conducted in the ordinary course of business consistent with past practice and there has not been or occurred any event or condition which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

     Section 4.13. Subsidiaries. Each Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where the failure to have such licenses, authorizations, consents and approvals would not have a Material Adverse Effect. Neither Engage nor any of its Subsidiaries is engaged in any joint venture or partnership with any other Person. Mediabridge Technologies, Inc. is the only Subsidiary of Engage whose assets, business or operations are material to Engage.

     Section 4.14. Taxes. All Federal, state and local tax returns, reports and statements required to be filed by or on behalf of each of Engage and its Subsidiaries have been filed with the appropriate governmental agencies in all jurisdictions in which such returns, reports and statements are required to be filed, and all taxes (including real property taxes) and other charges shown to be due and payable have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof other than with respect to any taxes subject to a Permitted Contest. All state and local sales and use taxes required to be paid by each of Engage and its Subsidiaries have been paid. All Federal and state returns have been filed by each of Engage and its Subsidiaries for all periods for which returns were due with respect to employee income tax withholding, social security and unemployment taxes, and the amounts shown thereon to be due and payable have been paid in full or adequate provisions therefor have been made.

     Section 4.15. Employment Matters. Engage (i) has withheld all amounts required by law or agreement to be withheld from wages, salaries and other payments to its employees and former employees or has remedied any failure to do so, (ii) is not liable for any arrearages of wages and (iii) is not liable for taxes or penalties for failure to withhold or pay wages when due. Except as previously disclosed to CMGI, there are no complaints pending or, to Engage's knowledge, threatened before any governmental authority alleging unfair labor practices or unlawful discrimination nor, to Engage's knowledge, is there any basis for any such claim. There are no existing or, to Engage's knowledge, threatened labor strikes, disputes, grievances, controversies or other labor troubles affecting Engage which would individually or in the aggregate, have a Material Adverse Effect. Engage is not a party to any collective bargaining agreement with any labor union.

     Section 4.16. Compliance with ERISA. Other than with respect to any plan administered by CMGI immediately prior to the date of this Agreement, neither Engage nor any of its Subsidiaries sponsors or participates in any employee benefit plan subject to ERISA. Other than with respect to any plan administered by CMGI immediately prior to the date of this Agreement, neither Engage nor any of its Subsidiaries is required to contribute to any "multiemployer plan" as defined in ERISA Section 3(37), nor has Engage or any of its Subsidiaries ever contributed to or withdrawn from such a multiemployer plan.

     Section 4.17. Brokers. No broker, finder or other intermediary has brought about the obtaining, making or closing of the transactions contemplated by this Agreement or the Ancillary Agreements, and neither Engage nor any of its Subsidiaries has or will have any obligation to any Person in respect of any finder's or brokerage fees in connection herewith or therewith.

     Section 4.18. Representations and Warranties Incorporated from the Security Documents. Each of the representations and warranties made in the Security Documents by Engage and its Subsidiaries is true and correct in all material respects, and such representations and warranties are hereby incorporated herein by reference with the same effect as though set forth in their entirety herein, as qualified therein, except to the extent that such representation or warranty relates to a specific date, in which case such representation and warranty shall be true as of such earlier date. Except for security interests granted to CMGI prior to and on the date hereof, there are no existing security interests in any of Engage's assets (and none of Engage's assets are otherwise encumbered).

     Section 4.19. Intellectual Property.

          (a) Engage or one of its Subsidiaries has sole title to and owns, or is licensed or otherwise possesses legally enforceable rights to use, or reasonably expects that it will be able to obtain licenses or legally enforceable rights to use, all patents or patent applications, software, know-how, registered or unregistered trademarks and service marks and any applications therefor, registered or unregistered copyrights and trade names and any applications therefor, trade secrets or other confidential or proprietary information ( the "Intellectual Property") necessary to enable Engage and its Subsidiaries to carry on their respective businesses as currently conducted or as proposed to be conducted except where the failure to own or have rights to use such Intellectual Property would not have a Material Adverse Effect or except as disclosed in Engage Reports.

          (b) Neither Engage nor any of its Subsidiaries is currently subject to any exclusive licenses as a licensor (whether such exclusivity is temporary or permanent) to any material portion of the Intellectual Property utilized by Engage or any of its Subsidiaries.

          (c) Neither Engage nor any of its Subsidiaries is violating or infringing, and neither Engage nor any of its Subsidiaries has received any communication alleging that either Engage, any of its Subsidiaries or any of their respective employees or consultants has violated or infringed, any Intellectual Property of any other Person, in each case which would reasonably be expected to have a Material Adverse Effect.

     Section 4.20. Registration Rights. Except for the Amended and Restated Investor Rights Agreement and the Amended and Restated Investor Rights Agreement dated June 6, 2000 by and between Engage and CPQ Holdings, Inc., Engage has not granted or agreed to grant to any Person any rights (including piggyback registration rights) to have any securities of Engage registered with the SEC or registered or qualified with any other governmental authority.

     Section 4.21. Solvency. Immediately after giving effect to the transactions contemplated hereby and by the transactions contemplated by the Ancillary Agreements (including without limitation, the payments of the cash contemplated by this Agreement and the Ancillary Agreements, and the issuance of the Note and the issuance of the Warrant), Engage is , "Solvent". For purposes of this
Section 4.21, "Solvent" means that on a consolidated basis: (a) the fair market value and the present saleable value of the assets of Engage exceed and will exceed Engage's liabilities, including its contingent liabilities; (b) Engage is and will be able to pay all of its debts (including, without limitation, the principal and interest of its debt facilities and its liabilities and contingent liabilities) as they mature in the normal course; (c) the fair market value and the present saleable value of the assets of Engage exceed and will exceed the amount that will be required to pay Engage's liabilities and its contingent liabilities as they become absolute and mature; and (d) Engage did not have and will not have unreasonably small capital with which to engage in its business as such business is conducted and proposed to be conducted following the consummation of the transactions contemplated hereby.



                                    ARTICLE 5
                              AFFIRMATIVE COVENANTS

     Engage (and to the extent applicable, CMGI) agrees that so long as the Note remains outstanding or Earnout Payments remain to be paid:

     Section 5.01. Financial Statements And Other Reports. Engage will maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in accordance with GAAP and to provide the information required to be delivered to CMGI hereunder, and will deliver to CMGI:

          (a) promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by Engage to its securities holders and (ii) all regular and periodic reports and all registration statements and prospectuses filed by Engage with any securities exchange or with the SEC or any successor;

          (b) promptly upon any officer of Engage obtaining knowledge (i) of the existence of any Default, or becoming aware that the holder of any debt of Engage has given any notice or taken any other action with respect to a claimed default thereunder, (ii) of any change in Engage's independent public accountant or any resignation, or decision not to stand for re-election, by any two or more members of Engage's board of directors (or comparable body), (iii) that any Person has given any notice to Engage or taken any other action with respect to a claimed default under any material agreement or instrument to which Engage is a party or by which any of its assets is bound, or (iv) of the institution of any litigation or arbitration involving an alleged liability of Engage equal to or greater than $1.0 million or any adverse determination in any litigation or arbitration involving a potential liability of Engage equal to or greater than $1.0 million an Officer's Certificate of Engage specifying the nature and period of existence of any such condition or event, or written notice specifying the notice given or action taken by such holder or Person and the nature of such claimed default (including any Default), event or condition, and what action Engage has taken, is taking or proposes to take with respect thereto; and

          (c) with reasonable promptness, such other information and data with respect to Engage and its Subsidiaries as from time to time may be reasonably requested by CMGI with respect to matters relating to CMGI's financial reporting and financial statements, SEC filings, tax returns and other related matters. In addition, each of Engage and CMGI shall reasonably cooperate with the other in its efforts to comply with the rules and regulations affecting public companies, including without limitation, the Sarbanes-Oxley Act of 2002. Engage will keep, and will cause its Subsidiaries to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and, for purposes of providing CMGI with the information and data for the matters described in the previous sentence, will permit, and will cause its Subsidiaries to permit, representatives or agents of CMGI to visit and inspect any of their respective properties, to examine and make abstracts or copies from any of their respective books and records, to conduct a collateral audit and analysis of their respective inventories and accounts receivable and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired. Each of Engage and CMGI acknowledges and agrees that certain information it may obtain or have access to in connection with the exercise of its rights under this Section 5.01 may be confidential and proprietary information of the other party. Each of Engage and CMGI further agrees that all such information shall be treated in accordance with the Mutual Nondisclosure Agreement dated September 5, 2002 between the parties hereto (the "NDA") and that it shall not otherwise disclose such information other than as permitted by the terms of the NDA.

     Section 5.02. Payment Of Obligations. Engage (i) shall pay and discharge, and cause its Subsidiaries to pay and discharge, at or before maturity, all of their respective material obligations and liabilities, including tax liabilities, except where the same may be the subject of a Permitted Contest,
(ii) shall maintain, and cause its Subsidiaries to maintain, in accordance with GAAP, appropriate reserves for the accrual of any of the same and (iii) shall not breach or permit its Subsidiaries to breach, in any material respect, or permit to exist any material default under, the terms of any material lease, commitment, contract, instrument or obligation to which it is a party, or by which its properties or assets are bound.

     Section 5.03. Former Director Indemnification. At the Closing, Engage shall enter into an indemnification agreement with each of David S. Wetherell and George A. McMillan in the form of Exhibit 5.03 hereto (each, an "Indemnification Agreement"), and hereby agrees to indemnify any of its former members of its Board of Directors who were at the time also executive officers and directors of CMGI to the same extent as if such persons also entered into an Indemnification Agreement with Engage.

     Section 5.04. Maintenance Of Property Insurance.

         (a) Engage will keep, and will cause its Subsidiaries to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

         (b) Engage will maintain, and will cause its Subsidiaries to maintain, insurance coverage in such amounts and covering such risks as are reasonable and customary for similarly situated companies engaged in the same or similar businesses. All such insurance shall be provided by insurers having an A.M. Best policyholders rating of not less than B+ or such other insurers as CMGI may approve in writing.

         (c) Engage represents that it has caused CMGI to be named as an additional insured and loss payee on each insurance policy required to be maintained pursuant to this Section 5.04. Engage will deliver to CMGI (i) on the date hereof, a certificate from Engage's insurance broker dated such date showing the amount of coverage as of such date, (ii) upon the request of CMGI, from time to time, full information as to the insurance carried, (iii) within five days of receipt of notice from any insurer, a copy of any notice of cancellation, nonrenewal or material change in coverage from that existing on the date of this Agreement, and (iv) forthwith, notice of any cancellation or nonrenewal of coverage by Engage.

     Section 5.05. Compliance With Laws; Filings Of Reports. Engage will comply, and cause its Subsidiaries to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including ERISA and the rules and regulations thereunder). Engage will, for so long as it has securities registered under the Exchange Act or has an effective registration statement under the Securities Act, use best efforts to make timely filings of such reports as are required to be filed by it with the SEC.

     Section 5.06. [Intentionally Omitted.]

     Section 5.07. Reservation Of Shares. Engage will at all times reserve and keep available, solely for issuance and delivery upon the exercise of the Warrant, all such shares of Common Stock, or such other stock, securities and property as from time to time are issuable upon the exercise of the Warrant. Engage will not avoid or seek to avoid the observance or performance of any of the terms of the Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of CMGI thereunder. In addition, Engage will promptly take all commercially reasonable actions as may from time to time be required in order to permit CMGI to exercise the Warrant and to duly and effectively issue shares of Common Stock pursuant thereto, including, without limitation, complying with any applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and all regulations promulgated thereunder, with costs associated with compliance with such requirements to be borne by Engage.

                                    ARTICLE 6
                               NEGATIVE COVENANTS

     Engage agrees that as long as either the Note or Engage's obligations pursuant to Section 2.02 remains outstanding Engage will observe the following negative covenants; provided, that following the time the Note is no longer outstanding, the negative covenants in Section 6.01 and Section 6.02 shall no longer apply.

     Section 6.01. Debt. Engage will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to, any indebtedness or any contingent obligations which would be senior to the Note (other than indebtedness or contingent obligations giving rise to Permitted Liens).

     Section 6.02. Negative Pledge. Engage will not, and will not permit any of its Subsidiaries to, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

          (a) Liens arising in the ordinary course of its business which (i) do not secure debt, or (ii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

          (b) Liens created in connection with equipment lease transactions or which constitute purchase money security interests; and

          (c) Liens created by the Security Documents.

     Section 6.03. Transactions with Affiliates. Engage will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any officers or members of the board of directors of Engage or its Subsidiaries without the prior approval of a majority of the independent members of Engage's Board of Directors.

                                    ARTICLE 7
                                EVENTS OF DEFAULT

     Section 7.01. Events Of Default. If any one or more of the following events (each an "EVENT OF DEFAULT") shall occur and be continuing for any reason whatsoever (whether voluntary or involuntary, by operation of law or otherwise):

          (a) Engage shall fail to pay any principal on the Note or fail to make any payment in accordance with the requirements of Section 2.02 when due;

            (b) Engage shall fail to observe or perform any covenant contained in Article 5 and Article 6 hereof, or Sections 5(b) or (e) of the Security Agreement and such failure materially adversely affects the rights of CMGI;

            (c) Engage or any of its Subsidiaries shall fail to observe or perform any covenant or agreement contained in this Agreement, the Note or the Security Agreements (other than those covered by Section 7.01(a) or 7.01(b) above) for 10 days after written notice thereof has been given to Engage by CMGI;

            (d) any event or condition shall occur which (i) results in the acceleration of the maturity of any debt in a principal amount in excess of $100,000 (other than the Note) of Engage or any of its Subsidiaries, or (ii) results in a violation of, or a default under, any provision of the certificate of incorporation of Engage or any of its Subsidiaries in the event that such violation or default is not cured within 30 days after Engage's receipt of written notice thereof from CMGI;

            (e) Engage or any of its Subsidiaries shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

            (f) an involuntary case or other proceeding shall be commenced against Engage or any of its Subsidiaries seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 90 days; or an order for relief shall be entered against Engage or any of its Subsidiaries under the federal bankruptcy laws as now or hereafter in effect;

            (g) any representation, warranty, certification or statement made by Engage or any of its Subsidiaries in this Agreement or any of the Ancillary Agreements or in any certificate, financial statement or other document delivered pursuant to this Agreement of any of the Ancillary Agreements shall prove to have been incorrect in any respect (or in any material respect if such representation, warranty, certification or statement is not by its terms already qualified as to materiality) when made (or deemed made) and thereby materially adversely affects the rights of CMGI;

            (h) Engage or any of its Subsidiaries shall be prohibited or otherwise materially restrained from conducting the business theretofore conducted by it by virtue of any determination, ruling, decision, decree or order of any court or regulatory authority of competent jurisdiction and such determination, ruling, decision, decree or order remains unstayed and in effect for any period of 30 days;

            (i) there shall occur a Change of Control (other than in connection with Engage's next capital raising transaction of at least $5 million after the date hereof);

            (j) the auditor's report or reports on the audited statements delivered pursuant to Section 5.01 for any fiscal year of Engage commencing after Engage's fiscal year ended July 31, 2002 shall include any material qualification (including with respect to the scope of audit) or exception;

            (k) except as the result of any action or inaction by CMGI, the Lien created by any of the Security Documents shall at any time fail to constitute a first priority valid and perfected Lien on all of the Collateral purported to be secured thereby.;

            (l) any provision of this Agreement or any of the Ancillary Agreements shall for any reason fail to constitute the valid and binding agreement of Engage, or Engage shall so assert in writing; AND

            (m) Engage shall fail to pay any amounts under the Transition Services Agreement or the First Amendment of Sublease when due if such failure is not cured within 15 days after Engage's written notice thereof from CMGI.

         then, and in every such event and at any time thereafter during the continuance of such event, CMGI may by written notice to Engage declare the Note to be, and the Note shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Engage and Engage will pay the same; provided that in the case of any of the Events of Default specified in Section 7.01(e) or 7.01(f) above, without any notice to Engage or any other act by CMGI, the Note shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Engage and Engage will pay the same.

                                   ARTICLE 8
                                   CONDITIONS

     Section 8.01. CMGI Conditions To Closing. The obligation of CMGI to close the transactions contemplated by this Agreement on the Closing Date shall be subject to the satisfaction of the following conditions precedent:

          (a) receipt by CMGI of this Agreement and each of the Ancillary Agreements (duly executed) and the duly executed Note and the Warrant;

          (b) receipt by CMGI of evidence satisfactory to it in its sole good faith discretion of the satisfaction (without waiver) of all conditions to the closing of the transactions contemplated by this Agreement and the Ancillary Agreements;

          (c) receipt by CMGI of evidence satisfactory to it of the effectiveness of and a copy of this Agreement and all Ancillary Agreements, all in form and substance satisfactory to CMGI, in each case in its sole good faith discretion;

          (d) receipt by CMGI of an opinion dated as of the date hereof of McDermott Will & Emery, counsel for Engage, satisfactory in form and substance to CMGI and covering such matters relating to the transactions contemplated hereby as CMGI may reasonably request (by its execution and delivery of this Agreement, Engage authorizes and directs such counsel to deliver such opinions to CMGI);

          (e) receipt by CMGI of all amounts due and payable to it by Engage under this Agreement and the Ancillary Agreements;

          (f) receipt by CMGI of all documents Engage is required to delivery pursuant to Section 5.03 hereof and Section 5.04(c) hereof; and

          (g) receipt by CMGI of all documents CMGI may reasonably request relating to the existence of Engage and its Subsidiaries, the authority for and the validity of this Agreement and the Ancillary Agreements, and any other matters relevant hereto, all in form and substance satisfactory to CMGI, in its sole good faith discretion.


                                    ARTICLE 9
                 EXPENSES, INDEMNITY, TAXES AND RIGHT TO PERFORM

         Section 9.01. Expenses. If an Event of Default occurs, Engage shall reimburse CMGI for all reasonable out-of-pocket expenses incurred by CMGI, including fees and disbursements of counsel and all expenses of protecting, storing, insuring, handling, maintaining or selling any Collateral, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

         Section 9.02. Indemnity. Engage agrees to indemnify, pay and hold harmless CMGI from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for CMGI) relating to any commission, fee or compensation claimed by any broker (other than any broker retained by CMGI) asserting any right to payment for the transactions contemplated hereby, which may be imposed on, incurred by or asserted against CMGI as a result of or in connection with the transactions contemplated hereby or by the Ancillary Agreements.

         Section 9.03. Taxes. Engage agrees to pay all governmental assessments, charges or taxes (except income or other similar taxes imposed on CMGI), including any interest or penalties thereon, at any time payable or ruled to be payable in respect of the existence, execution or delivery of this Agreement or the Ancillary Agreements or the issuance and delivery of the Note, the Warrant and the Warrant Shares and to indemnify and hold CMGI harmless against liability in connection with any such assessments, charges or taxes.

         Section 9.04.. Right To Perform. If Engage or any of its Subsidiaries fails to perform any obligation hereunder or under any of the Ancillary Agreements, CMGI itself may, but shall not be obligated to, cause such obligation to be performed at the expense of Engage and Engage agrees to reimburse CMGI therefor on demand.

         Section 9.05. Mutual Release. Each of CMGI and Engage, on behalf of itself, and its respective agents, consultants, officers, directors, employees, investors, shareholders, attorneys, administrators and assigns, hereby fully and forever releases the other party and its respective agents, consultants, officers, directors, employees, shareholders, administrators, attorneys, predecessor and successor corporations and assigns, of and from any actions, debts, claims, counterclaims, demands, liabilities, damages, costs, expenses and causes of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that the other party may possess arising from any instrument, agreement or understanding which is not part of the transactions contemplated hereby or by the Ancillary Agreements, or from any omissions, acts or facts that have occurred up until and including the date of this Agreement, except as to any claims under this Agreement or related to the transactions contemplated by this Agreement or the Ancillary Agreements.

                                   ARTICLE 10

                                  MISCELLANEOUS

         Section 10.01. Survival. All agreements, representations and warranties made herein and in the Ancillary Agreements shall survive the Closing. The agreements set forth in Article 9 shall survive the payment of the Note and exercise of the Warrant and any termination of this Agreement.

         Section 10.02. No Waivers. No failure or delay by any CMGI in exercising any right, power or privilege under this Agreement or any of the Ancillary Agreements shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         Section 10.03. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission or similar writing) and shall be given to such party at its address or facsimile number set forth below or at such other address or facsimile number as such party may hereafter.

If to Engage to:               Engage, Inc.
                               100 Brickstone Square
                               Andover, MA 01810
                               Attention: General Counsel
                               Facsimile: (978) 684-3141



With a copy to:                Mintz Levin Cohn Ferris Glovsky
                                  and Popeo PC
                               One Financial Center
                               Boston, MA 02111
                               Attention: Michael Fantozzi
                               Facsimile: (617) 348-1640



If to CMGI to:                 CMGI, Inc.
                               100 Brickstone Square
                               Andover, MA 01810
                               Attention: General Counsel
                               Facsimile: (978) 684-3601

With a copy to:                Browne Rosedale & Lanouette LLP
                               100 Brickstone Square, First Floor
                               Andover, MA 01810
                               Attention: Thomas B. Rosedale and
                                 Kevin P. Lanouette
                               Facsimile: (978) 684-3845

Each such notice, request or other communication shall be effective (i) when delivered to such party at its address specified above, (ii) when sent to such party by facsimile, addressed to it at its facsimile number specified above, and such party sends back an electronic confirmation of receipt,


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or (iii) ten days after being sent to such party by certified or registered
United States mail, addressed to it at its address specified below, with first class or airmail postage.

     Section 10.04. Severability. In case any provision of or obligation under this Agreement or any of the Ancillary Agreements shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

     Section 10.05. Amendments And Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by Engage and CMGI.

     Section 10.06. Successors And Assigns; Registration.

            (a) The provisions of this Agreement and the Ancillary Agreements shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns (including any transferee of the Note or the Warrant), except that neither party may not assign or otherwise transfer any of its rights or obligations under this Agreement or Ancillary Agreements, by operation of law or otherwise, without the prior written consent of the other party and any attempt to do so without such consent shall be void; provided, however, that such consent shall not be required for any such assignment or transfer to a party acquiring all or substantially all of Engage's assets or business. In the event of such a transfer or assignment by Engage, the rights and privileges herein conferred upon CMGI shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof.

             (b)Upon any assignment of the Note or the Warrant, CMGI shall surrender its Note or Warrant, as the case may be, to Engage for exchange or registration of transfer, and Engage will promptly execute and deliver in exchange therefor a new Note or Warrant of the same tenor, and registered in the name of the assignor (if less than all of the Note or Warrant is assigned) and the name of the assignee.

            (c) Engage shall maintain a register (the "NOTE REGISTER") of CMGI and all assignees of CMGI's that are the holders of the Note and a register (the "WARRANT REGISTER") of CMGI and all assignees of CMGI's that are the holders of the Warrant issued pursuant to this Agreement. Upon reasonable notice, Engage will allow CMGI to inspect and copy such lists at Engage's principal place of business during normal business hours. Prior to the due presentment for registration of transfer of the Note or Warrant, Engage may deem and treat the Person in whose name a Note or Warrant is registered as the absolute owner of such Note or Warrant for the purpose of receiving payment of principal of and premium and interest on such Note or Warrant and for all other purposes whatsoever, and Engage shall not be affected by notice to the contrary.

            (d) CMGI (including any assignee of CMGI at the time of such assignment) represents that (i) it is acquiring its Note and/or Warrant solely for investment purposes and not with a view toward, or for sale in connection with, any distribution thereof, (ii) it has received and reviewed such information as it deems necessary to evaluate the merits and risks of its investment in the Note and/or Warrant, (iii) it is an "accredited investor" within the meaning of Rule 501(a) under the Securities Act, (iv) it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Note and/or the Warrant, including a complete loss of its investment, and (v) the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by the CMGI board of directors.


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            (e) CMGI understands that the Note and Warrant are being offered only in a transaction not involving any public offering within the meaning of the Securities Act, and that, if in the future CMGI decides to resell, pledge or otherwise transfer any of the Note or the Warrant, such Note or Warrant may be resold, pledged or transferred only (i) to Engage, (ii) to a person who CMGI reasonably believes is a qualified institutional buyer that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such resale, pledge or transfer is being made in reliance on Rule 144A under the Securities Act, or (iii) pursuant to registration or an exemption from registration under the Securities Act.

            (f) CMGI understands that the Note and the Warrant will, unless otherwise agreed by Engage and the holder thereof, bear a legend to the following effect:

     THIS SECURITY IS NOT REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). THE HOLDER HEREOF, BY PURCHASING THIS SECURITY, AGREES FOR THE BENEFIT OF THE ISSUER THAT THIS SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1) TO ENGAGE, (2) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER THAT IS AWARE THAT THE RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A OR (3) PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.

            (g) CMGI (UK) Limited (including any assignee of CMGI (UK) Limited's at the time of such assignment) represents that the execution and delivery of this Agreement and the consummation of the transactions involving it and contemplated hereby have been duly authorized and approved by the CMGI (UK) Limited board of directors.

     Section 10.07. Lost Or Destroyed Note. If the Note or Warrant becomes mutilated and is surrendered by CMGI with respect thereto to Engage, or if CMGI claims that its Note or Warrant has been lost, destroyed or wrongfully taken, Engage shall execute and deliver to CMGI a replacement Note or Warrant, upon the affidavit of CMGI attesting to such loss, destruction or wrongful taking with respect to such Note or Warrant and such lost, destroyed, mutilated, surrendered or wrongfully taken Note or Warrant shall be deemed to be canceled for all purposes hereof. Such affidavit shall be accepted as satisfactory evidence of the loss, wrongful taking or destruction thereof and no indemnity shall be required as a condition of the execution and delivery of a replacement Note or Warrant. Any costs and expenses of Engage in replacing any such Note or Warrant shall be for the account of CMGI.

     Section 10.08. Headings. Headings and captions used in this Agreement are included for convenience of reference only and shall not be given any substantive effect.

     Section 10.09. Confidentiality. The NDA shall survive the closings of the transactions contemplated hereby in accordance with its terms.

     Section 10.10. Governing Law. THIS AGREEMENT AND THE NOTE AND THE WARRANT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

     Section 10.11. Waiver Of Jury Trial. EACH OF ENGAGE AND CMGI HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL


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PROCEEDING ARISING OUT OF OR RELATING TO THE ANCILLARY AGREEMENTS OR THE
TRANSACTIONS CONTEMPLATED THEREBY AND TO THE FULLEST EXTENT PERMITTED BY LAW WAIVES ANY RIGHTS THAT IT MAY HAVE TO CLAIM OR RECEIVE CONSEQUENTIAL OR SPECIAL DAMAGES IN CONNECTION WITH ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY.

     Section 10.12. Counterparts; Integration. This Agreement may be signed in any number of counterparts, each which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement, the Ancillary Agreements, the NDA and the agreements which are exhibits and referenced herein constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof and thereof.

     Section 10.13. Publicity. CMGI and Engage agree to issue mutually acceptable press releases immediately after the Closing.

                    REMAINDER OF PAGE INTENTIONAL LEFT BLANK


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         IN WITNESS WHEREOF, the parties hereto have executed this Transaction
Agreement as of the date and year first above written.

                                   ENGAGE, INC.


                                   By: /s/ Christopher Cuddy
                                       ----------------------------------------
                                       Name:    Christopher Cuddy
                                       Title:   President and CEO


                                   CMGI (UK) Limited


                                   By: /s/ George A. McMillan
                                       ----------------------------------------
                                       Name:
                                       Title:


                                   CMGI, INC.


                                   By: /s/ Thomas Oberdorf
                                       ----------------------------------------
                                       Name:    Thomas Oberdorf
                                       Title:   Chief Financial Officer


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